                                                    ---------------------------
                                                           OMB APPROVAL
AMENDMENT NO. 1 (4)                                 ---------------------------
------                                              OMB Number:   3235-0362
FORM 5                                              Expires: September 30, 1998
------                                              Estimated average burden
                                                    hours per response .... 1.0
                                                    ---------------------------

                   U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] CHECK BOX IF NO
    LONGER SUBJECT TO
    SECTION 16. FORM
    4 OR FORM 5
    OBLIGATIONS MAY
    CONTINUE. SEE            Filed pursuant to Section 16(a) of the Securities
    INSTRUCTION 1(b).                        Exchange Act of 1934,
[ ] FORM 3 HOLDINGS                  Section 17(a) of the Public Utility
    REPORTED                 Holding Company Act of 1935 or Section 30(f) of
[ ] FORM 4                              the Investment Company Act
    TRANSACTIONS                                   of 1940
    REPORTED

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 1. Name and Address of Reporting Person       2. Issuer Name AND Ticker or Trading Symbol  6.Relationship of Reporting Person to
    Posey       Lee                               Palm Harbor Homes, Inc./PHHM                Issuer (Check all applicable)
-------------------------------------------    ---------------------------------------------     X Director       X 10% Owner
  (Last)          (First)          (Middle)    3. I.R.S. or Social Security  4. Statement for   ----              ---
    17427 Club Hill Drive                         Number of Reporting           Month/Year       X  Officer (give    Other (specify
-------------------------------------------       Person (Voluntary)             03/98          ----        title ---       below)
                 (Street)                                                   -------------------             below)
    Dallas        TX        75248-1109           ###-##-####                5. If Amendment,            Chairman of the Board
-------------------------------------------    -------------------------       Date of Original     -------------------------------
  (City)           (State)           (Zip)                                     (Month/Year)

                                                                            ------------------

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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                  (Month/      (Instr.                                   End of Issuer's     Direct         Benefi-
                                   Day/        8)                                        Fiscal Year         (D) or         cial
                                   Year)                 ----------------------------    (Instr. 3 and 4)    Indirect       Owner-
                                                         Amount    (A) or      Price                         (I)            ship
                                                                   (D)                                       (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock                    11/24/97        I       4680.994    A         135748.82                       I              1
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Common Stock                    11/24/97        I        192.510    A           5582.78                       I              1
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Common Stock                    11/24/97        I          3.754    A            108.87                       I              1
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Common Stock                      2/3/98        I       4395.038    A         141739.97                       I              1
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Common Stock                      2/3/98        I        180.748    A           5829.13                       I              1
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Common Stock                      2/3/98        I          3.523    A            113.60                       I              1
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Common Stock                     3/13/98        T(2)      14.870    D            563.19                       I              1
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Common Stock                     3/13/98        T(2)       3.680    D            139.39                       I              1
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Common Stock                     3/13/98        T(2)      14.166    D            536.54                       I              1
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Common Stock                     3/13/98        T(2)       2.979    D            112.82                       I              1
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                                       (Print or Type Responses)

                                                    ---------------------------
                                                           OMB APPROVAL
AMENDMENT NO. 1 (4)                                 ---------------------------
------                                              OMB Number:   3235-0362
FORM 5                                              Expires: September 30, 1998
------                                              Estimated average burden
                                                    hours per response .... 1.0
                                                    ---------------------------

                   U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] CHECK BOX IF NO
    LONGER SUBJECT TO
    SECTION 16. FORM
    4 OR FORM 5
    OBLIGATIONS MAY
    CONTINUE. SEE            Filed pursuant to Section 16(a) of the Securities
    INSTRUCTION 1(b).                        Exchange Act of 1934,
[ ] FORM 3 HOLDINGS                  Section 17(a) of the Public Utility
    REPORTED                 Holding Company Act of 1935 or Section 30(f) of
[ ] FORM 4                              the Investment Company Act
    TRANSACTIONS                                   of 1940
    REPORTED

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person       2. Issuer Name AND Ticker or Trading Symbol  6.Relationship of Reporting Person to
    Posey       Lee                               Palm Harbor Homes, Inc./PHHM                Issuer (Check all applicable)
-------------------------------------------    ---------------------------------------------     X Director       X 10% Owner
  (Last)          (First)          (Middle)    3. I.R.S. or Social Security  4. Statement for   ----              ---
    17427 Club Hill Drive                         Number of Reporting           Month/Year       X  Officer (give    Other (specify
-------------------------------------------       Person (Voluntary)              03/98         ----        title ---       below)
                 (Street)                                                    -------------------            below)
    Dallas        TX        75248-1109           ###-##-####                 5. If Amendment,            Chairman of the Board
-------------------------------------------    -------------------------        Date of Original     -------------------------------
  (City)           (State)           (Zip)                                      (Month/Year)

                                                                             ------------------

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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                  (Month/      (Instr.                                   End of Issuer's     Direct         Benefi-
                                   Day/        8)                   A                     Fiscal Year         (D) or         cial
                                   Year)                 ----------------------------    (Instr. 3 and 4)    Indirect       Owner-
                                                         Amount    (A) or      Price                         (I)            ship
                                                                   (D)                                       (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock                     3/13/98        T(2)       6,391    D            242.07                       I              1
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Common Stock                     3/13/98        T(2)       1,344    D             50.90                       I              1
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Common Stock                      6/3/97        G(3)   12700.000    D         289560.00                       D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     7/28/97        G(3)    2200.000    D          60500.00                       D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     9/17/97        G(3)     400.000    D          11400.00                       D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     3/26/98        G(3)     100.000    D           3663.00                       D
------------------------------------------------------------------------------------------------------------------------------------
                                                                                             3,756,856
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                                       (Print or Type Responses)

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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Explanation of Responses:  1 - Shares held in employer's qualified retirement plan, Palm Harbor Homes, Inc. Employee
                               Savings Plan.
                           2 - Non-discretionary transactions made to retain plan qualification of Palm Harbor Homes,
                               Inc. employee Savings Plan.
                           3 - Charitable donations.
                           4 - This Amendment is being filed solely to correct a mathematical error in the calculation of the total number of shares owned at the end of the fiscal year.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.         /s/ LEE POSEY              5/20/98
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note. File three copies of this Form, one of which must be manually signed.                                                   Page 2
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 2270 (3-91)
